[Exhibit 4.3]
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of the terms of the capital stock of Eagle Bulk Shipping, Inc. (the "Company," "we," "us" and "our") is not complete and is qualified in its entirety by reference to our Third Amended and Restated Articles of Incorporation, as amended (our “Charter”), our Second Amended and Restated Bylaws, as amended (our “Bylaws” and, together with our Charter, our “Governing Documents”), both of which are exhibits to our Annual Reports on Form 10-K, and the Business Corporations Act of 1990, as amended, of the Republic of the Marshall Islands (the “BCA”). Our Common Stock (as defined below) is listed on the Nasdaq Global Select Market under the symbol “EGLE.”
Authorized Capital Stock
Under our Charter, our authorized capital stock consists of 700 million shares of Common Stock, par value $0.01 per share (our “Common Stock”), and 25 million shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and, together with Common Stock, “Capital Stock”). There are no shares of Preferred Stock issued and outstanding. All of our shares of stock are in registered form. Holders of Common Stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of Preferred Stock, which we may issue in the future.
Dividend Rights
Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, if any, holders of shares of Common Stock are entitled to receive ratably all dividends, if any, declared by our Board out of assets or funds legally available for dividends.
Voting Rights
Our Governing Documents provide that, except as may otherwise be provided in the Governing Documents (including any designation relating to any outstanding series of Preferred Stock) or by applicable law, each holder of shares of our Common Stock, as such, shall be entitled to one vote for each share of our Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Under our Bylaws, those nominees who, in an election of directors, receive a plurality of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote thereon shall be elected. All other matters properly submitted to a vote of the shareholders shall be decided by the vote of the holders of a majority of the voting power of the shares entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by law, rule or regulation, including any stock exchange rule or regulation, applicable to the Company. Under the Charter, holders of our Common Stock are prohibited from having cumulative voting rights.

Liquidation Rights

Upon our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders or our Common Stock will be entitled to receive pro rata our remaining assets and funds available for distribution.
Preferred Stock
Our Charter authorizes our Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of that series, including:
•the designation of the series;
•the number of shares in the series;
•the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; provided that the total shares of Preferred Stock shall in no event have an aggregate liquidation preference of more than $300 million; and
•the voting rights, if any, of the holders of the series.
It is not possible to state the actual effect of the authorization and issuance of one or more series of Preferred Stock upon the rights of holders of Common Stock until our Board determines the specific terms, rights and preferences of a series of Preferred Stock.
Convertible Notes
In July 2019, the Company issued $114.12 million in aggregate principal amount of 5.00% Convertible Senior Notes due 2024 (the “Convertible Bond Debt”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in offshore transactions outside of the United States in reliance on Regulation S under the Securities Act, pursuant to an indenture (the “Indenture”), dated as of July 29, 2019, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Each holder of Convertible Bond Debt has the right to convert any portion of the Convertible Bond Debt, provided such portion is of $1,000 or a multiple thereof, at any time prior to the close of business on the business day immediately preceding the Maturity Date (as defined in the Indenture). The conversion rate is subject to adjustment upon the occurrence of certain specified corporate events, but will not be adjusted for any accrued and unpaid interest. As of March 11, 2022, the conversion rate of the Convertible Bond Debt is 26.747 shares of our Common Stock per $1,000 principal amount of Convertible Bond Debt (which is equivalent to a conversion price of approximately $37.39 per share of our Common Stock).

Upon conversion, the Company will pay or deliver, as the case may be, either cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, to the holder. However, without first obtaining shareholder approval in accordance with the listing standards of the Nasdaq Global Select Market, the Company may not issue shares of Common Stock in excess of 19.9% of Common Stock outstanding at the time the Convertible Bond Debt was initially issued.
Directors
Our directors are elected by a majority of the votes cast by shareholders entitled to vote.
Our Board is elected annually, and each director elected holds office for a one-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board has the authority to fix the amounts which shall be payable to the members of the Board for attendance at any meeting or for services rendered to us and for the reimbursement of reasonable and documented expenses.
Shareholder Meetings
Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board. The meetings may be held in or outside of the Marshall Islands. Our Governing Documents provide that, except as otherwise required by law, special meetings of shareholders may be called at any time only by (i) the lead director (if any), (ii) the chairman of the Board, (iii) the Board pursuant to a resolution duly adopted by a majority of the board stating the purpose or purposes thereof, or (iv) any one or more shareholders who beneficially owns, in the aggregate, 15% or more of the aggregate voting power of all then-outstanding shares of Common Stock and any other class or series of capital stock of the Company entitled to vote generally in the election of directors. The notice of any such special meeting is to include the purpose or purposes thereof, and the business transacted at the special meeting is limited to the purpose or purposes stated in the notice (or any supplement thereto). These provisions may impede the ability of shareholders to bring matters before a special meeting of shareholders. Our Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Charter, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Common Stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Anti-Takeover Provisions
Several provisions of our Governing Documents, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of the Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider to be in its best interest and (2) the removal of incumbent officers and directors.
Election and Removal of Directors
Our Bylaws require parties other than the Board to give advance written notice of nominations for the election of directors. Our Charter also provides that our directors may only be removed for cause upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for the election of directors. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in our Board for any reason may only be filled by a vote of a majority of the directors then in office, even if less than a quorum (except that a quorum is required if the vacancy results from an increase in the number of directors).
Certain Voting Requirements
Our Charter provides that a two-thirds vote is required to amend or repeal certain provisions of our Charter and Bylaws, including those provisions relating to: the number and election of directors; filling of board vacancies; resignations and removals of directors; director liability and indemnification of directors; the power of shareholders to call special meetings; advance notice of director nominations and shareholders proposals; and amendments to our Charter and Bylaws. These supermajority provisions may discourage, delay or prevent the changes to our Charter or Bylaws.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice will have to be received at our principal executive office not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first, in order for such notice by a shareholder to be timely. Our Bylaws also specify requirements as to the form and content of a shareholder’s notice. These advance notice requirements, particularly the 60 to 90 day requirement, may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Blank Check Preferred Stock
Under the terms of our Charter, our Board has authority, without any further vote or action by our shareholders, to issue shares of blank check Preferred Stock; provided that the total shares of blank check Preferred Stock shall in no event have an aggregate liquidation preference of more than $300 million. Our Board may issue shares of Preferred Stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.
The BCA does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Select Market, which will apply so long as our Common Stock is listed on the NASDAQ, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock.
Action by Written Consent
Our Bylaws provide that any action required or permitted to be taken by the shareholders may be effected only at a duly called annual or special meeting of the shareholders. Except as otherwise mandated by law, the ability of shareholders to consent in writing to the taking of any action is specifically denied by our Bylaws.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our Governing Documents may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, our shareholders investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.